Exhibit 4.5

English translation

Asset Management Agreement

between

China Life Insurance (Group) Company

and

China Life Insurance Asset Management

Company Limited

Table of Contents

1. DEFINITIONS AND INTERPRETATION	3

2. REPRESENTATIONS AND WARRANTIES	4

2.1 PARTY A’S REPRESENTATIONS AND WARRANTIES	4

2.2 PARTY B’S REPRESENTATIONS AND WARRANTIES	5

3. AUTHORIZATION	7

3.1 ENTRUSTED ASSETS	7

3.2 INDEPENDENCE OF THE ENTRUSTED ASSETS	8

3.3 AUTHORIZATION MANNER	8

3.4 INVESTMENT PRINCIPLES	9

3.5 INVESTMENT GUIDELINES	10

4. RIGHTS AND OBLIGATIONS	11

4.1 PARTY A’S RIGHTS AND OBLIGATIONS	11

4.2 PARTY B’S RIGHTS AND OBLIGATIONS	13

5. SERVICES PROVIDED BY PARTY B	17

5.1 PROVISION OF SPECIAL TRANSACTION SEAT	17

5.2 OPENING AND MANAGEMENT OF ACCOUNTS	17

5.3 MANAGEMENT OF THE ENTRUSTED ASSETS	18

5.4 ACCOUNTING AND VALUATION OF THE ENTRUSTED ASSETS	20

5.5 INFORMATION MANAGEMENT OF THE ENTRUSTED ASSETS	20

5.6 IDENTIFICATION AND HANDLING OF TRANSACTIONS EXCEEDING THE AUTHORIZATION SCOPE	21

6. SUPERVISION AND INSPECTION ON PARTY B BY PARTY A	22

6.1 INVESTMENT SUPERVISION AND CONTROL	22

6.2 PERFORMANCE APPRAISAL ON THE INVESTMENT WITH ENTRUSTED ASSETS	23

6.3 AUDIT OF THE ENTRUSTED ASSETS	23

7. FEES AND PAYMENT METHOD	24

7.1 BASIC SERVICE FEE FOR INVESTMENT MANAGEMENT	24

7.2 ADJUSTMENT TO THE SERVICE FEE FOR INVESTMENT MANAGEMENT	25

7.3 PAYMENT OF FEE	26

8. APPOINTMENT AND CHANGE OF AUTHORIZED REPRESENTATIVES OF BOTH PARTIES	28

8.1 AUTHORIZED REPRESENTATIVES AND THEIR SIGNATURES AND SEALS	28

8.2 CHANGE OF AUTHORIZED REPRESENTATIVES AND THEIR SIGNATURES AND SEALS	28

9. DELIVERY AND RECEIPT OF DOCUMENTS	28

10. DISCUSSIONS AND COMMUNICATIONS	29

11. CONFIDENTIALITY	29

12. COUNTERPARTS, EFFECTIVENESS, AMENDMENTS, RENEWAL AND TERMINATION	30

12.1 COUNTERPARTS, EFFECTIVE DATE AND TERM	30

12.2 AMENDMENTS	30

12.3 RENEWAL	30

12.4 TERMINATION	31

13. LIABILITY FOR BREACH OF CONTRACT	32

14. EXEMPTION FROM LIABILITY	32

15. GOVERNING LAW AND DISPUTE RESOLUTION	33

16. OTHER MATTERS	33

This Asset Management Agreement (this “Agreement”) was entered into by and between the following two parties in Xicheng District, Beijing, People’s Republic of China (“PRC”), on December 29, 2022:

Party A: China Life Insurance (Group) Company

Address: 22/F China Life Center, No. 17 Financial Street, Xicheng District, Beijing

Party B: China Life Insurance Asset Management Company Limited

Address: 18/F China Life Center, No. 17 Financial Street, Xicheng District, Beijing

WHEREAS,

(1)

Party A and Party B entered into an asset management agreement (hereinafter referred to as the “Original Agreement”) on July 1, 2020, under which Party A authorized Party B to manage the investment of the insurance assets owned by Party A.

(2)	As the Original Agreement will be terminated on December 31, 2022, the parties decide to re-sign this asset management agreement through consultation.

In accordance with applicable laws, regulations and regulatory rules, as well as the requirements on the professional management of insurance funds and the matchability management of assets and liabilities, taking into account the development of and changes in the employment of insurance funds, and the specialties in Party A’s insurance assets, in order to ascertain both parties’ respective rights, obligations and benefit, strengthen the risk management and control, ensure the safety, liquidity and profitability of the entrusted assets of Party A, and improve the investment efficiency and realize the value preservation and appreciation of the entrusted assets of Party A, based upon the principle of cooperation in good faith, equality and mutual benefit, through friendly negotiation, both parties agree as follows:

1.	Definitions and Interpretation.

Unless otherwise provided herein, the following terms shall have the following meanings:

“Agreement”	shall mean this agreement and exhibits hereto and any amendment and supplement thereto.

“Party A”	shall mean China Life Insurance (Group) Company.

“Party B/Investment Manager”	shall mean China Life Insurance Asset Management Company Limited.

“Entrusted Assets” “Entrusted Funds”

shall mean the assets Party A entrusted to Party B for investment management under Section 3.1 hereof.

shall mean any funds transferred by Party A to any capital account and securities account under Section 3.1 hereof.

“Asset Custodian/ Custodian”	shall mean the commercial bank duly qualified to be the custodian of insurance assets and appointed by Party A to be the custodian of part or all of the Entrusted Assets hereunder.

“Investment Guidelines”	shall mean the investment guidelines formulated and amended from time to time by Party A, to which Party B is subject during its performance of this Agreement.

“Fund Account”	shall mean the bank account and the fund settlement reserve account that maintain the Entrusted Assets.

“Securities Account”	shall mean the securities investment account Entrusted Assets belong to.

“Business Day”	shall mean the legal working day in this Agreement and exhibits hereto unless otherwise indicated.

“Designated Account”	shall mean the bank account designated by Party A.

“Term”	shall mean the period from January 1, 2023 to December 31, 2025.

“CBIRC”	shall mean the China Banking and Insurance Regulatory Commission.

2.	Representations and Warranties.

2.1	Party A’s Representations and Warranties.

2.1.1

Party A is a duly organized and validly existing insurance company, qualified to engage in insurance business and employ insurance funds as approved by the former China Insurance Regulatory Commission, having independent legal person status, capacity and capability to execute and perform this Agreement;

2.1.2

The execution and performance of this Agreement shall not be in conflict with its current articles of association, internal rules or any agreements, documents or obligations to which Party A is a party, and shall not violate any current laws, regulations, judgments, verdicts, administrative authorization, order or decisions applicable to Party A;

2.1.3	When Party A conducts entrusted investments under the Agreement, it shall not do any of the following:

(1) Obstruct or interfere with Party B’s normal performance of its duties, including placement of trade orders on investment subjects in a way that violates the Agreement or the Investment Guidelines, etc;

(2) Request Party B to provide information on other entrusters;

(3) Request Party B to provide a minimum investment return guarantee;

(4) Illegally transfer profits or making other transfers of interest;

(5) Utilize Party B to carry out illegal connected transactions;

(6) Take any other acts prohibited by relevant state laws, regulations and regulatory provisions.

2.1.4	Party A warrants that, during the term hereof, the foregoing representations and warranties shall always be true and effective as under the facts and circumstances then; and

2.1.5	Party A shall notify Party B of any change to the foregoing representations and warranties in a timely manner.

2.2	Party B’s Representations and Warranties.

2.2.1

Party B is a duly organized and validly existing insurance asset management company with limited liabilities, qualified to engage in investment management and operation of insurance assets as approved by the former China Insurance Regulatory Commission, having independent legal person status, capacity and capability to execute and perform this Agreement;

2.2.2

The execution and performance of this Agreement shall not be in conflict with its current articles of association, internal rules or any agreements, documents or obligations to which Party B is a party, and shall not violate any current laws, regulations, judgments, verdicts, administrative authorization, order or decision applicable to Party B;

2.2.3

Party B warrants that it shall, during the term hereof, Party B has all the qualifications required for entrusted management of entrusted investment assets and authorized management of assets; Party B warrants that it shall, during the term hereof, have and maintain sufficient, dutiful and experienced personnel qualified to perform the obligations hereunder and engage in related business to be responsible for the performance of the obligations hereunder and various duties and responsibilities provided herein;

2.2.4	When Party B is entrusted with the management of assets entrusted by Party A, it shall not do any of the following:

(1) Violate the Agreement or the Investment Guidelines;

(2) Commit that the Entrusted Assets will not suffer losses, or give a guarantee on minimum return;

(3) Treat different funds in an unfair way, including directly or indirectly transfer benefits among the Fund Account, the Securities Account to which the Entrusted Assets belong, the insurance asset management product account and the equity fund account;

(4) Perform mixed management in equity funds and the Entrusted Assets, or perform mixed management among the Entrusted Assets of different customers;

(5) Misappropriate the Entrusted Assets;

(6) Provide guarantees for others with the Entrusted Assets and assets formed by investment of such Entrusted Assets;

(7) Sub-delegate the Entrusted Assets in violation of the law;

(8) Invest the Entrusted Assets in private financial products issued to a single investor or a single asset management plan issued by a securities and futures institution.

(9) Provide channel services for Party A to circumvent regulatory requirements on investment scope and leverage constraints; and

(10) Utilize the Entrusted Assets to seek benefits for a third party other than Party A, or seek other benefits for itself other than the remuneration agreed herein;

(11) Conspire with Party A to obtain illegal benefits in the name of asset management fees or in other ways;

(12) Commit other behaviors prohibited by relevant national laws, regulations and regulatory provisions;

(13) Conduct other acts harmful to the interest of the Entrusted Assets under this Agreement.

2.2.5	Party B warrants that it shall establish sound internal risk control, supervision and inspection, accounting and personnel management systems.

2.2.6

Party B warrants that it shall perform the obligation of management by itself, and without Party A’s written consent, shall not entrust its rights and obligations under this Agreement to any third party, or transfer such rights and obligations;

2.2.7	Party warrants that, during the term hereof, the foregoing representations and warranties shall always be true and effective as under the facts and circumstances then; and

2.2.8	Party B acknowledges and warrants that it shall notify Party A of any change to the foregoing representations and warranties in a timely manner.

3.	Authorization.

3.1	Entrusted Assets.

3.1.1	Entrusted Assets and Investment Scope.

Entrusted Assets refer to the assets which Party A authorizes Party B to invest and manage, including all of the assets as of December 31, 2022 entrusted by Party A to Party B for investment management as audited by the auditor engaged by Party A and confirmed by both parties, other additional assets entrusted by Party A to Party B for investment management from time to time during the Term, and all of the rights and interests derived from such assets.

The investment scope of Entrusted Assets shall satisfy all the following conditions:

(1)	Investment channels for insurance funds shall be permitted by laws, regulations and relevant provisions of regulatory authorities;

(2)	Both Party A and Party B have obtained the qualification to engage in relevant investment business; and

(3)	Party A permits or authorizes Party B in writing to make relevant investment.

3.1.2	Increasing Entrusted Assets.

Within the term hereof, Party A may, from time to time, transfer funds into the Fund Account of Entrusted Assets. Such funds shall constitute part of the Entrusted Assets (on or) after the date of receipt by Party B.

3.1.3	Decreasing Entrusted Assets.

(1)

Authorized representative of Party A may send written instruction (“Funds Transfer-out Instruction”) to Party B to transfer funds out, and Party B, after confirming the form of such instruction, shall implement the Funds Transfer-out Instruction. Funds Transfer-out Instruction shall state explicitly the amount of funds to be transferred out and the time for the transfer.

(2)	Party A shall send the Funds Transfer-out Instruction that meets the following requirements to Party B, and to the extent possible, notify Party B as early as practicable:

Threshold amounts for transfer of funds in RMB and the time prior to which notices shall be given are subject to the Investment Guidelines. Funds Transfer-out Instruction on funds in foreign currencies: at least five Business Days prior notice to Party B for the amount of US$10 million or less; at least seven Business Days prior notice to Party B for the amount of more than US$10 million but less than or equal to US$30 million; at least ten Business Days prior notice to Party B for the amount of more than US$30 million.

If special circumstances make the delivery of Funds Transfer-out Instruction unable to meet the foregoing time frame requirement, both parties may agree upon another specific time frame in advance.

(3)

Party B shall, upon receiving the Funds Transfer-out Instruction, remit the funds into Designated Account of Party A in accordance with the requirements of such instruction. Such funds shall no longer be part of the Entrusted Assets (on or) after the date of transfer-out.

(4)

As required by Party A, Party B shall, in accordance with the specific arrangement on liquidity provided by Party A, allocate funds reasonably and ensure the liquidity of the Entrusted Assets. If Party A makes additional arrangement off-plan, Party B shall advise on realization or financing, and carefully and dutifully advise Party A of the estimable cost expense and loss, and implement such arrangement upon Party A’s approval. Party A shall be responsible for the cost and loss arising therefrom.

3.2	Independence of the Entrusted Assets.

3.2.1

Entrusted Assets shall be independent and separate from Party B’s inherent assets and other assets under its management. Entrusted Assets of different natures shall be independent and separate from each other, and shall have accounts set up separately and be managed separately.

3.2.2

In the event that Party B is liquidated due to dissolution, cancellation, or declaration of bankruptcy under the law, Entrusted Assets and earnings thereof shall not be recorded as its liquidation assets.

3.2.3

Party B shall not consent to enforcement on Entrusted Assets by any third party other than for debts borne by Entrusted Assets, unless otherwise provided by laws or regulations or required by exercise of power by administrative or judicial authorities.

3.2.4

In the event that judicial authorities take enforcement measures such as freeze on Fund Account and Securities Account under this Agreement for debts arising out of Party B’s employment of its own assets or Party B’s management and employment of other assets under its management, Party B shall promptly state the situation to judicial authorities and notify Party A and shall bear any loss of Party A as a result of such enforcement.

3.3	Authorization Manner.

3.3.1	Authorization Manner.

Party A shall authorize Party B, subject to strict risk control policy, to invest and manage Entrusted Assets, ownership of which shall be explicitly defined. Party B shall, within the scope of application of insurance funds restricted by relevant laws, administrative regulations and relevant rules of regulatory authorities such as the Insurance Law of the People’s Republic of China, the Administrative Measures for the Application of Insurance Funds, the Administrative Measures for the Entrusted Investment of Insurance Funds and the Notice of the China Banking and Insurance Regulatory Commission on the Investment of Insurance Funds in Financial Products, independently use Party A’s insurance funds for professional investment, operation, and related management and services in the name of Party A pursuant to the provisions of the Agreement and the Investment Guidelines.

3.3.2	Authorization Matters.

(1)

Party A shall, within the term hereof, authorize Party B to invest and manage the Entrusted Assets within Fund Account and Securities Account in accordance with this Agreement and Investment Guidelines. Subject to any and all provisions of this Agreement and Investment Guidelines, Party B shall be authorized to manage, invest, reinvest, settle and deliver the Entrusted Assets on behalf of Party A without prior notice to Party A. Party A shall not directly manage the investment of the Entrusted Assets other than sending Funds Transfer-out Instruction, formulating and/or amending, delivering Investment Guidelines to Party B in accordance with this Agreement and carry out operations permitted by relevant national laws, regulations, and regulatory regulations.

(2)

Within the term hereof, in accordance with this Agreement and Investment Guidelines, upon Party A’s approval or acknowledgement and after carrying out necessary authorization procedures, Party B may engage external auditors, actuaries, lawyers and other professionals in the name of Party A or in its own name for the purpose of this Agreement. Other than the foregoing, Party A shall authorize Party B to consult, negotiate, execute documents, transaction, liquidation and delivery with any third party on Party A’s behalf for the purpose of this Agreement and no additional authorization shall be required.

(3)

Pursuant to relevant laws, regulations and regulatory rules, if Party A authorizes a Custodian to have the custody of the Entrusted Assets, additional agreement shall be entered into on specific authorization to Party B, specifying rights and obligations of Party B and work procedures for Party B.

3.4	Investment Principles.

3.4.1	Safety.

Party B shall ensure that investment of the Entrusted Assets shall be conducted in accordance with laws, regulations, regulatory requirements, this Agreement and Investment Guidelines. Party B shall strengthen the risk management of the Entrusted Assets and ensure the safety and integrity of the Entrusted Assets through establishing sound internal risk control system and streamlining investment decision-making process and internal operation process.

3.4.2	Liquidity.

Party B shall, according to the characteristics and needs of the cash flow provided by Party A, enhance the liquidity management of the entrusted assets, effectively taking advantage of financing instrument on the market so as to ensure that liquidity of the Entrusted Assets is able to satisfy the expenses requirement of Party A.

3.4.3	Profitability.

Subject to safety, liquidity and sound risk control, Party B shall fully utilize its advantages in scale and organization, strengthen the portfolio deployment and investment operation of the Entrusted Assets, and promote innovative investment so as to improve the profit level of the Entrusted Assets to the extent possible.

3.4.4	Assets and Liabilities Management.

Party B shall reasonably arrange and plan the products, term, structure and return of the Entrusted Assets according to the features of Party A’s liabilities and try to achieve a dynamic and effective management of the Entrusted Assets.

3.4.5	Value Investment.

Party B shall focus on long-term and steady return, not overly pursue short-term benefit. It shall enhance the analysis on macro economic trend and judgment on market condition, develop and choose investment products of good investment value and maximize the general return.

3.4.6	Diversifying Investment.

Party B shall fully utilize the investment channels and instruments permitted by laws, regulations and regulatory authorities, effectively diversify investment and reduce centralized investment risk through product deployment and ratio control.

3.5	Investment Guidelines.

3.5.1	Formulation of Investment Guidelines.

Party A shall be responsible for formulating the strategic arrangement plan of the Entrusted Assets and deliver such plan to Party B in the form of Investment Guidelines. Party B shall conduct the investment management of the Entrusted Assets under this Agreement in accordance with the Investment Guidelines formulated and amended from time to time by Party A. The detailed requirements are as follows:

(1)

Party A shall, during the term hereof, provide the Investment Guidelines for any given calendar year to Party B prior to the end of the first quarter of such calendar year. If Party A fails to provide the Investment Guidelines prior to the end of the first quarter of such calendar year, the Investment Guidelines most recently delivered by Party A shall be applicable for the management of the Entrusted Assets.

(2)

Party A may, during the term hereof, amend the Investment Guidelines based on the principle of caution and provide such amendment in writing to Party B. Unless explicitly demanded by Party A, the amended Investment Guidelines shall only apply to the investment made (on or) after Party B’s receipt thereof. If Party A demands that such amended Investment Guidelines also apply to the investment made before Party B’s receipt thereof, the income or loss resulting therefrom shall not be included in the performance review of Party B.

(3)	During the formulation of and/or amendment to Investment Guidelines, Party A shall consult with Party B for advice, and Party B shall provide sufficient advices and suggestions in this regard.

3.5.2	Contents of Investment Guidelines.

The Investment Guidelines shall set forth, among others, the followings:

(1)	Investment objectives;

(2)	Investment scope;

(3)	Allocation of strategic assets;

(4)	Cash in-flow and out-flow forecasts and liquidity requirement; and

(5)	Risk control requirement.

4.	Rights and Obligations.

4.1	Party A’s Rights and Obligations.

4.1.1	Party A’s Rights.

(1)	To increase or decrease the Entrusted Assets in accordance with Section 3.1 hereof;

(2)	To formulate, amend and revise Investment Guidelines in accordance with Section 3.5 hereof;

(3)

To request Party B to, on a regular basis, provide financial reports, information reports and other types of asset information as required by Party A in respect of the Entrusted Assets as agreed upon by both parties under Section 5.5 hereof, and to examine, copy or duplicate accounts and books and other documents relating to the Entrusted Assets;

(4)	To supervise, inspect and audit Party B in accordance with Sections 6.1, 6.2 and 6.3 hereof;

(5)	To enjoy the ownership of the Entrusted Assets;

(6)	To remove the Investment Manager if Party B engages in any of the following activities in the process of managing the Entrusted Assets:

a. violates the Agreement, resulting in significant losses to Party A’s interests;

b. utilizes the Entrusted Assets to obtains improper benefits for itself or a third party;

c. has significant conflict of interest with the Entrusted Assets;

d. is dissolved, revoked by law, bankrupt or its assets are taken over by a receiver;

e. fails to satisfy basic conditions stipulated by the CBIRC in relation to entrusted management of insurance funds by insurance asset management institutions;

f. other circumstances as stipulated by the CBIRC.

and to request Party B to restore the Entrusted Assets to their original status or indemnify Party A against any loss resulting therefrom;

(7)	To terminate this Agreement in accordance with relevant provisions herein;

(8)	To handle matters relating to the termination of this Agreement in accordance with applicable laws and regulations;

(9)	Such other rights as provided herein; and

(10)	Such other rights as provided by laws, regulations and regulatory authorities.

4.1.2	Party A’s Obligations.

(1)	To make various payments and pay various expenses under Section 7 hereof;

(2)	To notify Party B of the agreement relating to the Entrusted Assets entered into between Party A and the Custodian;

(3)	To notify Party B in a timely manner of the amendment, revision and change of Investment Guidelines;

(4)	To provide to Party B the originals of all of the instructions and notices;

(5)	To keep commercial secrets of Party B confidential and not to disclose investment plans or investment intent;

(6)	To notify Party B in a timely manner of the change of the Custodian;

(7)	To set forth and provide to Party B the accounting method and valuation method of the Entrusted Assets, form and manner in which the information is reported, instructions and notices are made;

(8)	Not to interfere with Party B’s normal investment decisions with respect to the Entrusted Assets;

(9)	Within the term hereof, to take necessary actions, including, without limitation, execution of necessary documents, to assist Party B in performing its obligations;

(10)

To promise that the Entrusted Funds are not classified as illegal and criminal gains or their proceeds, that the source of funds does not involve illegal acts such as money laundering and terrorist financing, and that it will promptly cooperate with Party B to fulfill anti-money laundering obligations such as customer identification in accordance with anti-money laundering laws, regulations and regulatory provisions;

(11)	Such other obligations as provided herein; and

(12)	Such other obligations as provided by laws, regulations and regulatory authorities.

4.2	Party B’s Rights and Obligations.

4.2.1	Party B’s Rights.

(1)

Unless otherwise provided by laws, regulations or this Agreement, subject to Investment Guidelines and based on the principle of caution, to conduct investment portfolio management and make investment instructions with respect to the Entrusted Assets under this Agreement, without prior notice to Party A;

(2)	With Party A’s authorization, to instruct the Custodian or clearing agent to make clearing and delivery in accordance with this Agreement;

(3)	To collect the investment management service fees in accordance with this Agreement;

(4)

With Party A’s written authorization, and in accordance with this Agreement, exercise on behalf of Party A the shareholders’ right to the shares of the Entrusted Assets held by Party A under this Agreement;

(5)	Such other rights as provided herein; and

(6)	Such other rights as provided by laws, regulations and regulatory authorities.

4.2.2	Party B’s Obligations.

(1)

To strictly comply with the Agreement, the Investment Guidelines and relevant national law, regulations and regulatory requirements, exercise due diligence, and invest and manage the Entrusted Assets carefully, honestly, diligently and dutifully within the scope of authorization so as to maximize the interest of the Entrusted Assets;

(2)

To build investment portfolios based on the characteristics of the Entrusted Assets and the Investment Guidelines; conduct independent risk assessments; fulfill complete investment decision-making processes; implement active management on investment subjects and investment timing as well as post-investment management; assume responsibility for compliant management of investment operations; and undertake other management responsibilities as requested by Party A;

(3)

To have dutiful and experienced professional investment personnel conduct reasonable and careful research, study and analysis of market environment, investment object, investment strategy and transaction strategy, arrange fairly and impartially the investment strategy and transaction strategy; continuously evaluate, analyze, monitor, and verify transfer, investment and trading of the Entrusted Assets to ensure that the Entrusted Assets are treated fairly in the process of investment research, investment decision and transaction execution, so as to protect the safety of the Entrusted Assets under this Agreement, and maximize the investment return through portfolio management, diversified investment and reasonable and prudent assessment, forecast and control of related risks and costs;

(4)

To ensure the safety and independence of the Entrusted Assets in accordance with this Agreement and to keep confidential the commercial secrets of any investments made by insurance funds in pursuance to the law;

(4)	To strictly observe the Investment Guidelines in accordance with this Agreement;

(5)	To execute Party A’s instructions and/or notices in accordance with this Agreement;

(6)

To establish sound internal risk control, supervision and inspection, accounting and personnel management systems, and to notify Party A in a timely manner of any change to Party B’s internal investment decision-making procedures, internal control policy or key personnel such as investment managers regarding the Entrusted Assets, and submit the amended internal investment decision-making procedures, internal controls or list of key personnel such as investment managers to Party A for record;

(7)

In accordance with applicable laws, regulations, and provisions under this Agreement, and at Party A’s request, to perform the information reporting obligation and submit various information reports in a timely manner, disclose information on corporate governance, allocation of the Entrusted Funds, price fluctuations, transaction records, performance attribution, risk compliance, changes in key personnel, major emergencies, etc. to Party A on a regular or irregular basis, provide convenience and support for Party A to inquire the above information and ensure that the information is disclosed in a timely, truthful, accurate and complete manner. Party B shall also complete or assist Party A in accounting, financial information filing and tax declaration with respect to the Entrusted Assets;

(8)	Not to engage in the following activities when managing the Entrusted Assets under this Agreement:

(i)	Pursuing interest for any third party other than Party A or seeking other benefits for itself beyond the remuneration agreed herein by using the Entrusted Assets under this Agreement;

(ii)	Assigning or re-entrusting the investment management obligations of the Entrusted Assets under this Agreement to a third party, unless permitted by Party A in advance; or

(iii)

Lending the Entrusted Assets or any investment belonging to Party A or ownership documents or documents evidencing the rights to investments under this Agreement to a third party, unless with prior written authorization of Party A;

(9)	To provide to Party A the daily transaction data of the Entrusted Assets under this Agreement on each Business Day through the data transmission method agreed upon or acknowledged by both parties;

(10)	At the request of Party A, to advise Party A on the arrangement and allocation strategy of the Entrusted Assets under this Agreement;

(11)	To cooperate with Party A in regard to the custody of the Entrusted Assets and accept and cooperate with the supervision of Party A and the Custodian designated by Party A;

(12)	Not to seek holding and direct management of listed companies by using the Entrusted Assets;

(13)	To report to Party A significant matters;

(14)

To preserve complete files and materials relating to the Entrusted Assets in accordance with this Agreement, and not to disclose to any one other than Party A or the third party authorized by Party A, unless otherwise provided by laws, regulations, or required by the exercise of powers by administrative or judicial authorities, and in such case, to notify Party A promptly of such disclosure;

(15)	Unless approved by Party A in writing, not to create any third party rights on the Entrusted Assets, including, without limitation, the creation of security rights such as pledge, mortgage and lien;

(16)

To keep confidential information relating to the Entrusted Assets, and unless otherwise provided by laws, regulations or this Agreement, not to disclose or use such information in any manner without Party A’s prior written notice;

(17)	Within the term hereof, to take necessary actions, including, without limitation, execution of necessary documents, to assist Party A in performing its obligations;

(18)	To ensure the relative stability of its investment management team for the Entrusted Assets;

(19)	Such other obligations as provided herein; and

(20)	Such other obligations as provided by laws, regulations and regulatory authorities;

(21)

In case of any potential conflict of interest as Party B manages any assets entrusted by Party A and any assets owned by itself or entrusted by a third party, including (but not limited to) the allocation of resources, the provision of services and the allocation of investment opportunities, to promptly notify Party A of the conflict of interest while it, in its professional judgment, believes that such conflict of interest exists or may exist. Party B shall, on the principles of good faith, fairness and reasonableness, take necessary and reasonable measures to deal with the conflict of interest and ensure that Party A’s legitimate interests will not be harmed.

5.	Services Provided by Party B.

5.1	Provision of Special Transaction Seat.

Party B shall be responsible for election of the securities brokers as transaction seat service providers, and Party A has the right to adjust the list of securities brokers and notify Party B to implement accordingly if Party A has different opinions. Transaction commissions and fees shall be borne by Party A.

5.2	Opening and Management of Accounts.

5.2.1	Opening and Management of Bank Settlement Account.

(1)

Party A shall, in accordance with applicable laws, market practice and relevant business rules, authorize Party B to open and manage the bank settlement account related to the Entrusted Assets, and Party B shall report to Party A for record within two Business Days after completion of such task.

(2)	The specimen of seal provided for such bank settlement account shall be made by Party B and be kept and used by Party B.

(3)	Upon termination of this Agreement, Party A shall cooperate with Party B in canceling the bank settlement account.

5.2.2	Opening and Management of Securities Account.

(1)	Party A shall, in accordance with applicable laws, market practice and relevant business rules, authorize Party B to open and manage the Securities Account related to the Entrusted Assets.

(2)

Party A shall provide Party B with assistance necessary for the opening of Securities Account. Party B shall complete the procedures for opening such account in a timely manner and notify Party A of relevant account information within two Business Days upon the opening of such account.

(3)

Without Party A’s written consent, Party B shall not employ or lend the Securities Account at its own discretion, nor shall Party B engage in the business activities unrelated to the Entrusted Assets using the Securities Account.

(4)

As at the end of the entrusted management business, Party B shall promptly return Party A the Securities Account card related to the entrusted management business, and assist Party A in canceling the Securities Account, Fund Account and relevant seat setup, including, without limitation, the clearing and data transmission setup at the securities registration house, until such account has been transferred to the successor investment manager as required by Party A.

5.3	Management of the Entrusted Assets.

5.3.1	Investment Decision Management.

(1)

Party B shall establish a relatively centralized and multi-leveled internal investment decision-making authorization system, with integral power and liabilities, establish sound authorization criteria and procedures, set forth explicitly internal authorization method, authorizing persons, authorized persons, authorization procedures, scope of authorization, term and responsibility of authorization, and the handling of acts exceeding the authorization scope, ensure the appropriate delegation of powers and effective implementation of authorization, and enhance the soundness, accuracy and timeliness of investment decisions.

(2)	Party B shall set up relatively independent investment decision-making procedures, including relatively independent investment decision-making group and investment transaction personnel.

(3)

Party B shall have sufficient basis and written records when making investment decision on the Entrusted Assets and shall specify the primary supporting factor for any decision. Relevant personnel in charge shall sign on such records and important investment decision shall have detailed research report.

5.3.2	Investment Transaction and Information Management.

(1)

Party B shall establish the transaction and investment management information system and formulate relevant management system in accordance with Risk Control Guidelines of Insurance Companies (Interim).

(2)

Party B shall ensure the safety, truthfulness and completeness of the information data of the Entrusted Assets, and set up back-up data system, and important data shall have back-up at another geographic location.

(3)

Party B shall establish sound transaction recording system for the Entrusted Assets, and daily transaction records shall be checked and filed promptly. The journal of the information on the Entrusted Assets shall be kept at least for 15 years, and Party B shall actively cooperate with Party A for its review and duplication of relevant information of the Entrusted Assets.

(4)

As required by allocation of the Entrusted Assets, Party B may, according to the regulatory provisions and Party A’s requirements and after obtaining necessary internal approval and Party A’s approval, subscribe for financial products issued, managed or advised by Party B using the Entrusted Funds of Party A, including but not limited to investment plans, asset-backed plans and insurance asset management products. When Party B invests in financial products with the Entrusted Funds, it shall assume active management responsibilities such as due diligence, risk assessment, investment decision-making and implementation and post-investment management in accordance with relevant laws, regulations and regulatory provisions as well as the Agreement.

5.3.3	Investment Risk Management.

(1)

Party B shall establish a risk control system for the investment transaction of the Entrusted Assets, implement necessary risk control procedures and reduce the risk of the Entrusted Assets to the extent possible.

(2)

Party B shall, in accordance with relevant regulations and requirements of regulatory authorities, establish a special risk management department, create an investment management system and a risk control system that comply with regulatory requirements such as the second generation solvency system, inspect and supervise the implementation of investment business for Party A’s Entrusted Assets, and notify Party A in a timely manner of any significant abnormalities or violations of regulations discovered in transactions related to Party A’s Entrusted Assets. Party A may conduct inspection on the establishment and implementation of Party B’s investment management and risk control system, and Party B shall fully cooperate with Party A in respect of all risk management measures taken by Party A for its entrusted investment assets.

(3)

Party B shall provide to Party A the investment management system related to the Entrusted Assets in a timely manner, so as for Party A to promptly supervise and manage data regarding the investment transaction of the Entrusted Assets.

(4)

Party B shall, subject to laws, regulations, regulatory requirements and market practice, provide active assistance and cooperation to Party A when Party A appoints a third party to be the independent custodian of the Entrusted Assets.

5.4	Accounting and Valuation of the Entrusted Assets.

5.4.1

Party A, as the accounting entity, shall be responsible for determining and providing Party B in writing with the accounting policies and valuation principles of the Entrusted Assets and relevant management rules. Party B, as the accountant in charge, shall be responsible for the accounting of Entrusted Assets, and in accordance with relevant laws and regulations and Party A’s requirements, organize and perform various financial tasks of the Entrusted Assets, including, without limitation:

(1)	completing the accounting of the Entrusted Assets;

(2)	checking accounting records with the Custodian;

(3)

providing Party A with accounting statements and financial information on the Entrusted Assets, including, without limitation, monthly, quarterly and final account statements, solvency reports, various statistical information, foreign exchange regulatory reports and other supervisory or internal management reports. Specifics on formatting and requirements will be provided by Party A separately; and

(4)

providing Party A with tax declaration forms of turnover tax and enterprise income tax, and other documentations, materials that are required by tax authorities, and assist Party A in handling relevant tax matters.

Party B shall ensure that the information provided is true, accurate, complete, consistent and up-to-date.

5.4.2

Party B shall actively cooperate with the audit and inspection of the Entrusted Assets by external auditor and inspecting authorities, and Party B shall make accounting adjustment according to Party A’s request.

5.4.3

The accounting of the Entrusted Assets shall be strictly separated from the accounting of other assets. If Party A requests to categorize different assets of the Entrusted Assets and conduct separate accounting of such assets, Party B shall cooperate and organize and implement such separate accounting.

5.4.4	Without Party A’s written consent, Party B shall not re-categorize the accounting items of the Entrusted Assets.

5.5	Information Management of the Entrusted Assets.

Party B shall, in accordance with applicable laws, external regulation, information disclosure and Party A’s internal management requirements, prepare and submit to Party A financial reports, information reports and other types of asset information required by Party A in respect of the Entrusted Assets in a timely manner, including, without limitation:

5.5.1	Daily report.

5.5.2	Monthly report (including detailed report on proceeds and fund appropriation, tax report and monthly analysis report, etc.).

5.5.3	Quarterly report (such as quarterly analysis report, etc.).

5.5.4	Semi-annual report (such as semi-annual analysis report, etc.).

5.5.5	Annual report (such as final accounting report and annual report, etc.).

5.5.6	Dedicated reports (such as report on irregular fluctuations in asset value, risk management and analysis of changes in market conditions, etc.).

5.5.7	Report on the regulation of insurance assets management.

5.5.8	Statistics of Entrusted Assets.

5.5.9	Solvency statement.

5.5.10	Balance sheet of assets held in foreign currencies and foreign exchange account statistics.

5.5.11

 Reports of connected transactions of the Entrusted Assets, including but not limited to reports of connected transactions on a case-by-case basis, information disclosure and quarterly reports of connected transactions of the Entrusted Assets.

5.6	Identification and Handling of Transactions Exceeding the Authorization Scope.

5.6.1	Identification of Transactions Exceeding the Authorization Scope.

(1)	Any transaction in violation of laws, regulations or regulatory requirements shall be a transaction exceeding the authorization scope.

(2)	Any transaction in violation of this Agreement or Investment Guidelines shall be a transaction exceeding the authorization scope.

5.6.2	Handling of Transactions Exceeding the Authorization Scope.

Unless otherwise provided by laws, regulations or regulatory rules, if a transaction exceeding the authorization scope occurs, Party B shall proactively report to Party A and such transaction shall be handled as per Party A’s requirements. Earnings from transactions exceeding the authorization scope shall belong to Party A, and the loss and other expense resulting therefrom shall be borne by Party B.

6.	Supervision and Inspection on Party B by Party A.

6.1	Investment Supervision and Control.

6.1.1	Contents and Method of Supervision and Control.

(1)

Party A’s supervision and inspection of Party B shall include daily inspection, annual review and special inspection. Daily inspection mainly covers the daily operation of the Entrusted Assets under this Agreement. Annual review mainly includes Party A’s annual evaluation of the soundness and implementation of Party B’s internal investment decision-making procedures, review on the risk controls and its implementation, and assessment of the rationality of the accounting. Special inspection mainly covers the followings: daily operation of the Entrusted Assets under this Agreement, whistle blowing by a third party, conflict of interest, emergencies or Party B’s violation of this Agreement which may result in loss on the Entrusted Assets.

(2)	Party A’s supervision and inspection may be conducted on-site or off-site. Party B shall assist and cooperate with such supervision and inspection, faithfully report the facts and provide information.

(3)	Party B shall ensure that the furnished information, data and materials of the Entrusted Assets are true, accurate and up-to-date.

6.1.2	Principal Methods of Supervision and Control.

(1)	Investment Supervision and Control.

Party A shall have the right to request Party B to provide investment management system of the Entrusted Assets, so as to have timely access to and download data regarding investment transactions of the Entrusted Assets.

(2)	Daily Report.

Party A shall have the right to obtain relevant information report on the Entrusted Assets.

(3)	Custody Arrangement.

Party B shall, in accordance with laws, regulations, regulatory requirements and market practice, provide active assistance and cooperation to Party A when Party A appoints a third party to be the independent custodian of the Entrusted Assets.

(4)	Problem Solving.

Party A shall have the right to supervise and inspect investment decision regarding the Entrusted Assets, and may send supervising personnel to station at Party B’s workplace. Party A shall have the right to request Party B to correct the investment decision in violation of this Agreement or Investment Guidelines within specified time period, and to report promptly the results of such correction. Within the specified time period, Party A shall have the right to re-examine the matter at hand and urge Party B to correct them.

6.2	Performance Appraisal on the Investment with Entrusted Assets

Party B shall, in the principles of security, liquidity, the value investment of assets and liabilities management and diversification, strictly follow the Investment Guidelines and carry out investment activities with Entrusted Assets to realize a long-term and steady investment return and to improve the long-term investment yield rate. Party A has the right to make performance appraisal regarding Party B’s investment, and shall be responsible for the preparation of appraisal standards and carry out appraisal and review on Party B’s investment performance as at the end of the appraisal period determined by Party A and Party B.

6.3	Audit of the Entrusted Assets.

Within the term hereof, or three years after the suspension or termination of this Agreement, or under special circumstances and deemed necessary by Party A, Party B shall allow Party A, authorized representatives of Party A, external accounting firm engaged by Party A and its registered accountants, and other professionals to audit the investment operation and financial condition of the Entrusted Assets under this Agreement within normal business hours. The auditing fee shall be borne by Party A. The scope of the audit shall include all of the accounts, books, vouchers, transaction records, reports, disks, software and materials in other forms relating to the performance of this Agreement. The audit shall be conducted as follows:

(1)

Within five months following the end of each fiscal year, Party A or the accounting firm engaged by Party A and its registered accountants shall audit the annual financial statements of the Entrusted Assets.

(2)

Upon the expiration, suspension, or termination of this Agreement, the accounting firm engaged by Party A and its registered accountants shall audit the operation, accounting books, assets and financial income and expense of the Entrusted Assets.

(3)	When necessary, Party A or professionals engaged by Party A shall audit the performance of obligations and investment operation by Party B under this Agreement.

(4)

When necessary, Party A or the accounting firm engaged by Party A and its registered accountants shall audit capital of account, financial accounting, income and expense and related economic activities of the Entrusted Assets, the management, internal accounting procedures and related internal control procedures of the Entrusted Assets.

(5)

Party B shall actively cooperate and closely work with Party A, authorized representatives of Party A, accounting firm and its registered accountants, other professionals engaged by Party A, provide convenience necessary for the auditing work by such persons, and provide, among others, books, accounts, transaction records, reports, information system and information related to portfolio of the Entrusted Assets as requested, and provide reasonable explanations.

(6)

Within the term hereof, Party B shall provide to Party A detailed investment decision-making procedures and internal control regulation. If there is any change to relevant investment decision-making procedures or internal control regulation, Party B shall promptly notify Party A in writing, and submit the new investment decision-making procedures or internal control regulation related to business under this Agreement to Party A for record.

(7)	Party B shall make necessary adjustment according to the audit results and Party A’s requirements.

7.	Fees and Payment Method.

The service fees for investment management entrusted by Party A to Party B consists of basic service fee and performance-based floating management fee. Among them, the basic service fee shall be charged according to the entrusted investment categories and management scale in principle; and the performance-based floating management fee shall be subject to Party A’s assessment of investments made by Party B according to the Investment Guidelines.

7.1	Basic Service Fee

On the premise of optimal allocation meeting the annual income target requirments set forth in the Investment Guidelines, generally the basic service fee for the investment management entrusted by Party A to Party B shall be calculated based on the fixed annual rate applicable to each category of investment assets (excluding management fees payable for financial products issued and managed by Party B that are purchased by Party B using the Entrusted Funds of Party A, including but not limited to investment plans, asset-backedt plans and insurance asset management products).

Categories		Rates (BP)
Bonds	Tradable bonds	10.00
	Non-tradable bonds	8.00
Deposits		3.00
Stocks	High dividend stocks	10.00
	Other stocks	30.00
	Preferred stocks	10.00
Funds		20.00
Purchased financial products		8.00
Financial products issued and managed by Party B		According to the then effective legal documents for financial products
Equity investment funds		20.00
Liquidity management		2.00

The rates agreed in the Original Agreement shall apply to the existing purchased financial products that have been disbursed before the effective date of this Agreement.

For financial products issued and managed by Party B, if investment management fees have been charged by Party B according to any and all effective legal documents for financial products, no other management fees will be charged repeatedly; among which, with respect to a small number of financial products for which no management fees have been charged, the fixed annual investment management rate shall be 8bp.

For categories of investment assets not specified in the foregoing section which come into existence from time to time in the Term as permitted and approved by applicable laws, regulations and the insurance regulatory authority, Party A and Party B shall timely negotiate with each other to determine the annual rates and net value calculation methods in a fair and reasonable manner and establish the same in writing before investing in such assets. On the premise that the conditions for calculating the net value of investment assets on a daily basis are met, Party A and Party B shall reach a written agreement through consultation on the daily valuation method for determining the net value of investment assets.

7.2	Floating Investment Management Fee

According to relevant provisions of the Investment Guidelines and the income target, investment performance evaluation method and management service fee adjustment method agreed by both parties, after the end of each accounting year, Party A shall evaluate the investment performance of Party B in relation to assets entrusted in the previous year, and based on the comparision of actual investment operation results and the target income, the investment management service fees will be increased or decreased by a certain percentage.

1.	Withdrawl based on a performance coefficient

The performance coefficient is calculated according to the actual score. If the performance coefficient is 1, the floating management fee will not be withdrawn; if the performance coefficient is higher than 1, the floating management fee will be added as the performance reward according to the corresponding performance coefficient resulting from the actual score; if the performance coefficient is lower than 1, the floating management fee will be deducted as the performance penalty. The upper limit of the performance coefficient is 1.10 and the lower limit is 0.90.

2.	Floating investment management fee

The withdrawal base for the performance-based floating management fee is set as the total amount of the basic service fee (excluding the product management fee charged by Party B for subscribing financial products issued and managed by Party B using the Entrusted Funds of Party A, such as investment plans, asset-backed plans and insurance asset management products).

The calculation formula: performance-based floating management fee equals to the annual basic service fee agreed by both parties x (performance coefficient-1), wherein the performance coefficient is the annual investment evaluation score according to the Investment Guidelines / 100.

In case of major investment risks in the entrusted investment assets or significant deviation from the investment estimation, Party A has the right to terminate the payment of or make deductions from the basic service fee of the current year concerning such assets (except for those approved by Party A). If the risks in such entrusted investment assets have been resolved, Party A will continue to pay the basic service fee of the year concerning such assets (including basic service fees not paid or deducted in previous years).

7.3	Calculation and Payment of Management Fees for Financial Products

If Party B subscribes for financial products issued, managed or advised by Party B using Party A’s funds, including but not limited to investment plans, asset-backed plans and insurance asset management products. the issuance fees, investment management fees and financial advisory fees for such products shall be charged according to the legal documents then entered into for such financial products.

Party B shall perform the obligation of good faith and diligence for the benefit of Party A, and make clear the corresponding investment management fees by taking into account the financial market environment, financial regulatory policies, financial product categories, underlying asset types, management services, risk return characteristics, performance incentive methods and other factors, and referring to the pricing level of similar transactions in the market, and set forth the same in the legal documents and apply the same to all investors under the same financial product. For some equity financial products with large risks and income fluctuations, in order to encourage Party B to obtain excess investment income, under the premise of complying with relevant laws, regulations and regulatory provisions, it can be agreed in any legal document of products that, as a part of the management fee, an excess performance reward will be paid at an agreed benchmark and percentage according to the actual investment income of the financial products. Party B shall ensure that the pricing of the investment management fees of financial products follows the general commercial principles and market practices, conforms to the principles of good faith and fairness, and refers to the rate level of similar financial products issued by independent third-party institutions in the market. And under the same market environment and conditions, it shall not deviate from the fair market price or the prevailing pricing level.

All expenses of financial products will be calculated according to the rate agreed in any specific legal document of financial products and directly accrued in the product assets, which is applicable to all investors under the same financial product, and will be directly deducted from the product assets and paid to Party B according to the cycle and process agreed in such legal document of financial products.

7.4	Upper Limits of Investment Management Fees

During the term hereof, the upper limit of the investment management fee payable to Party A in each year is RMB 500 million.

Since the transactions hereunder constitute connected transactions of Party B’s controlling shareholder China Life Insurance Company Limited, in order to meet Party A’s regulatory obligations for connected transactions under the rules of listing venues, the upper limits agreed herein include the issuance fees and investment management fees incurred by Party B’s subscription of Party B’s financial products using Party A’s Entrusted Funds. The aforesaid transactions will constitute Party A’s fund utilization connected transactions under the regulations of CBIRC, and Party B shall have the obligation to identify such connected transactions and cooperate with Party A to complete the connected transaction management obligations under the regulations of CBIRC with reference to section 6.2.6 hereof. The aforesaid obligations and procedures shall not be automatically exempted by entering into this agreement.

7.5	Payment of Fee.

7.5.1	The basic service fee for investment management shall be calculated on a monthly basis and paid on a quarterly basis.

Monthly basic service fee for investment management=[book balance of the Entrusted Assets at the beginning of a month (net of funds and interests from repurchases, and book value of products issued by Party B for which management fees have been paid)+ book balance of the Entrusted Assets at the end of a month (net of funds and interests from repurchases, and book value of products issued by Party B for which management fees have been paid)]/2 × rates÷12.

Party B shall, within fifteen Business Days following the end of any given billing period, gather relevant information, prepare the basic service fee report for such period and submit such report, related invoices and breakdowns to Party A.

Unless Party A, within five Business Days after receiving the foregoing report, invoices and breakdowns, raises sufficient evidence for the unreasonableness of the amount of the basic service fee, Party A shall, within 25 Business Days following the end of such billing period, remit the amount of the basic service fee as stated in such report, invoices and breakdowns into the account designated in writing by Party B.

7.5.2

Due to the adjustment to the service fee for investment management at the end of each year, payment of service fee for the last billing period of each year shall be extended to a period of 30 Business Days following the end of such billing period.

7.5.3

For products issued by Party B for which management fees are specified in the product documents, the rates agreed in respective legal documents of financial products shall apply, and the management fee will not be otherwise charged.

7.5.4	Other than as provided above, Party A shall not make any payment to Party B for the investment management service of the Entrusted Assets provided by Party B under this Agreement.

7.5.5	Both parties shall, in accordance with relevant regulations, pay their respective income taxes on their own.

7.5.6

If Party B violates the purpose of this Agreement, or its duties and responsibilities of management, or commits misconduct during asset management, which results in the loss on the Entrusted Assets, it shall not claim the payment of investment management service fee before Party B has returned the Entrusted Assets to their original status or has paid compensation in this regard.

7.5.7

The adjustment to investment management service fee shall be calculated once in each fiscal year, any shortfall or excessive amount shall be adjusted when calculating service fee for investment management in the following year, and either party shall have the right to recover such shortfall or excessive amount against the other party.

7.5.8

The cost and expense arising from the engagement of external auditors, actuaries, lawyers and other professionals by Party B in the name of Party A or in its own name for the purpose of this Agreement as consented to or acknowledged by Party A in writing under Section 3.3.2(2) shall be borne by Party A.

8.	Appointment and Change of Authorized Representatives of Both Parties.

8.1	Authorized Representatives and Their Signatures and Seals.

Instructions, notices or other business documents sent by either party to the other party shall be signed by its legal representative or authorized representative in accordance with their authority as set forth in legal and valid powers of attorney and affixed with their specimen seals (if any), or affixed with official seals or duly authorized department/business seals.

8.2	Change of Authorized Representatives and Their Signatures and Seals.

8.2.1

If there is any change to the legal representatives or authorized representatives of either party or their specimen of signatures or seals (if any, same below), it shall notify the other party in advance, and provide the other party with the name, specimen of signature, seal and effective date of the changed legal representative or authorized representative.

8.2.2

The notice on the change of legal representatives or authorized representatives or their specimen of signatures or seals shall become effective after it is signed by legal representatives or their duly authorized representatives and affixed with their seals.

8.2.3

After the notice is sent, the sending party shall promptly notify the receiving party both by fax and telephone at the same time, and such notice shall come into effect upon confirmation of receipt by the receiving party. If the receiving party fails to confirm such receipt within two Business Days, the notice shall be deemed to have been duly received.

9.	Delivery and Receipt of Documents.

9.1

Both Party A and Party B shall send instructions, notices or other business documents related to this Agreement in writing to the other party by the means deemed safe and appropriate by both parties, such as by courier, fast mail, email or fax.

9.2

Unless otherwise provided herein, statements or reports sent out by courier or fast mail shall be deemed delivered upon receipt by the other party. For notices or instructions sent out via fax, both parties shall ensure that the time set up on the fax machine is accurate and after such fax is sent, immediately notify the other party by telephone and such fax shall be deemed delivered upon such confirmation of receipt by the other party, and such telephone confirmation shall be recorded.

9.3	Other electronic data under this Agreement may be transmitted by means deemed safe and appropriate by both parties.

9.4

Both Party A and Party B shall submit the detailed contact information (including, among other things, the mailing address, telephone number and encrypted fax number) to the other party for record. Either party shall notify the other party of the change to contact information in advance.

10.	Discussions and Communications.

10.1

Both Party A and Party B shall establish procedures for regular discussions and communications to ensure a timely, effective and smooth communication of information, so as to improve the efficiency of management of the Entrusted Assets.

10.2

Party B shall regularly conduct meeting to report on the investment of the Entrusted Assets, communicating with Party A with respect to investment positions and discussing future investment strategies. In principle, such meeting shall be convened at least once each quarter.

10.3

With respect to debts investment and equity investment plans, investments in bulk-holding stocks and bulk-holding funds, Party A has the right to designate its employees to conduct research together with Party B. Party B shall promptly notify Party A of the research plan and any arrangements made therefore.

11.	Confidentiality.

11.1

Party B shall keep confidential information relating to the Entrusted Assets. Unless otherwise provided by laws, regulations or this Agreement, Party B shall not disclose or use such information in any way without Party A’s prior written consent.

11.2

Party A shall keep confidential Party B’s investment plans and investment intent related to the Entrusted Assets made known to Party A during the performance of this Agreement. Unless otherwise provided by laws, regulations or this Agreement, Party A shall not disclose or use such information in any way without Party B’s prior written consent.

11.3

Any party shall not disclose, leak to, or jointly use with any third party commercial secrets of the other party known by it during the performance of this Agreement without the other party’s prior written consent, unless otherwise provided by laws or this Agreement. In the event that such information is disclosed to a third party or permitted to be used jointly with a third party under the foregoing provisions, the relevant party shall enter into confidentiality agreement with such third party.

11.4	The confidentiality obligations of both parties under this Agreement shall survive the termination of this Agreement until the fifth anniversary of date on which this Agreement is terminated.

11.5	If either party’s violation of its confidentiality obligations results in the loss of the other party, it shall compensate the other party accordingly.

12.	Counterparts, Effectiveness, Amendments, Renewal and Termination.

12.1	Counterparts, Effective Date and Term.

12.1.1

This Agreement shall become effective upon execution by both parties and their respective legal representative or authorized representatives, with their respective seals affixed hereto, and have a term from January 1, 2023 to December 31, 2025.

12.1.2	This Agreement shall be executed in four counterparts, each party holding two counterparts, each counterpart having the same legal effect.

12.1.3	Exhibits hereto shall be an integral part of this Agreement, and shall have the same legal effect as this Agreement.

12.1.4

The parties will negotiate and resolve any outstanding matters in accordance with relevant laws, regulations and regulatory requirements; if necessary, they may enter into a supplementary agreement, which shall have the same legal effect as the Agreement.

12.2	Amendments.

Amendment to this Agreement shall be agreed upon by both parties and made in writing.

12.3	Renewal.

Both parties may negotiate on the renewal of this Agreement not less than 90 days prior to the expiration of this Agreement.

12.4	Termination.

12.4.1	This Agreement shall be terminated upon the occurrence of any one of the following circumstances:

(1)	One party may terminate this Agreement if the other party is in material breach of this Agreement;

(2)	Party B is disqualified to engage in assets management business, or dissolved, canceled, declared bankrupt or under receivership;

(3)

Party A may terminate this Agreement at its own discretion if relevant regulatory authorities or Party A has sufficient reason or evidence to believe or prove that Party B is unable to continue to perform its assets management obligations;

(4)	Party A may unilaterally terminate this Agreement when Party B is required under laws or regulations to be replaced;

(5)	The term of this Agreement expires and both parties have not agreed upon the renewal of this Agreement;

(6)	Both parties agree to terminate this Agreement;

(7)	Party A may unilaterally terminate this Agreement early if it is required by the CBIRC to change the Investment Manager;

(8)	The purpose of this Agreement cannot be realized;

(9)	Party B has not corrected its violations as notified by Party A within a reasonable time of period; and

(10)	Party A considers the action or omission by Party B is in violation of laws, regulations or this Agreement; however, Party A shall provide relevant explanation to Party B.

12.4.2

Other than termination upon expiration or by agreement of both parties, the party intending to terminate this Agreement shall deliver to the other party a written notice as signed by its legal representative or authorized representative and affixed with its official seal.

12.4.3	If the default of one party results in the unilateral termination of this Agreement by the other party, such party shall indemnify the other party against its loss resulting from such default.

12.4.4

Upon the termination of this Agreement, Party B shall cooperate with and assist Party A in completing matters related to the termination of this Agreement in accordance with applicable laws and regulations. Party B shall keep carefully custody of the Entrusted Assets and ensure the safety of the Entrusted Assets until all of Party A’s instructions on liquidation and hand-over of the Entrusted Assets have been completed.

12.4.5

Upon the termination of this Agreement, both parties shall complete the hand-over of the Entrusted Assets as soon as practicable, and all of the seals for Fund Account and account cards for Securities Account of Party A, as well as all of the belongings under custody of Party B for performance of this Agreement, shall be returned, and the setup for liquidation and data transmission for relevant account and transaction seat shall be canceled.

12.4.6	Upon the termination of this Agreement, Party B shall return the files on the Entrusted Assets to Party A, with hand-over procedures recorded in writing.

13.	Liability for Breach of Contract.

If any party hereto breaches this Agreement, it shall constitute breach of contract. The breaching party shall be legally liable for its breach of contract, and indemnify the other party against its loss as a result of its breach of contract.

14.	Exemption from Liability.

14.1

Unless otherwise provided herein, within the term of this Agreement, if one party is unable to perform or continue to perform this Agreement due to Force Majeure or other reasons which cannot be controlled or affected by parties hereto, which will have a material adverse effect on both parties or either party, both parties may negotiate on whether to terminate this Agreement.

14.2

If one party is unable to perform this Agreement due to Force Majeure or other reasons which cannot be controlled or affected by such party, it shall notify the other party promptly, and immediately take active remedy actions to alleviate the possible loss on the Entrusted Assets and the other party.

14.3

If one party is unable to fully perform this Agreement due to Force Majeure or other reasons which cannot be controlled or affected by such party, part or all of both parties’ liability may be exempted according to the nature of such Force Majeure, provided that it has notified the other party promptly, immediately taken active remedy actions, and provided the evidence for the Force Majeure.

14.4	“Force Majeure” referred to herein means any event which cannot be predicted, avoided and overcome, such as war or severe natural disaster.

14.5	The exemption provisions herein shall survive regardless of the manner in which this Agreement is terminated.

15.	Governing Law and Dispute Resolution.

The execution, effectiveness, interpretation, performance and dispute resolution of this Agreement shall be governed by laws, regulations and state policies of PRC.

Any disputes arising from the interpretation and performance of this Agreement or related to this Agreement shall be settled by both parties through friendly negotiation. If the dispute is not solved through friendly negotiation within 20 Business Days, either party may submit such dispute to the China International Economic and Trade Arbitration Commission for arbitration in Beijing in accordance with its arbitration rules then in effect. The arbitration award shall be final and binding upon both parties.

During any dispute or in the process of arbitration of any dispute, other than the matter in dispute, both parties shall exercise other rights under this Agreement and perform other obligations under this Agreement.

16.	Other Matters.

During the performance of this Agreement, transactions made by Party B on behalf of Party A with a third party may constitute a related party transaction of Party A (including a transaction in which the underlying assets involve related parties of Party A) as specified under the Administrative Measures on Related Party Transactions of China Life. Party B is obligated to identify such related party transactions, furnish relevant information to Party A before the transaction and such transactions shall only be executed upon Party A’s approval. Party B has the obligation to assist Party A to monitor the flow of funds and grasp the status of underlying assets.

Matters not addressed herein shall be determined by both parties through negotiation in accordance with applicable laws and regulation, and when necessary, supplementary agreement may be entered into. Such supplementary agreement shall be deemed an integral part of this Agreement and have the same legal affect as this Agreement.

In the event that there is any conflict among the body text, exhibits and supplementary agreement of this Agreement, if they are made at the same time, the body text of this Agreement shall prevail, and if made at a different time, supplements or amendments made later shall prevail.

Party A:	Party B:

China Life Insurance (Group) Company (Seal)	China Life Insurance Asset Management Company Limited (Seal)

Legal Representative/ Authorized Representative (Signature)	Legal Representative/ Authorized Representative (Signature)